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                                                                  Exhibit (a)(3)

[LOGO] CIBC World Markets
                                                          CIBC World
                                                          Markets Corp.
                                                          425 Lexington Avenue
                                                          New York, NY 10017
                                                          Tel: 212-856-4000


                                                          September 17, 1999

The Board of Directors
Diatide, Inc.
Nine Delta Drive
Londonderry, NH 03053

Ladies and Gentlemen:

   You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion ("Fairness Opinion") to the Board of Directors as to the fairness to the holders of common stock of Diatide, Inc. ("Diatide" or the "Company"), from a financial point of view, of the consideration to be received by such holders pursuant to the Agreement and Plan of Merger (the "Merger Agreement") by and among BXA Acquisition Company ("Merger Subsidiary"), a wholly owned subsidiary of Schering Berlin Inc. ("Parent") and Diatide. The Merger Agreement provides for, among other things, a transaction (the "Merger") whereby all of the outstanding common stock, par value $0.001 per share of Diatide ("Common Stock"), other than shares held in treasury, held by the Parent or the Merger Subsidiary or as to which appraisal rights are perfected, will be converted into the right to receive $9.50 in cash ("Merger Consideration").

   In arriving at our Fairness Opinion we:

  (a)  reviewed the Merger Agreement, dated September 17, 1999;

  (b) reviewed Diatide's Annual Reports to stockholders, Proxy Statements and Annual Reports on Form 10-K, including the audited consolidated financial statements, for the fiscal years ended December 31, 1996, 1997, and 1998;

  (c) reviewed Diatide's Quarterly Reports on Form 10-Q, including the unaudited consolidated financial statements, for the three months ended March 31, 1999 and the six months ended June 30, 1999;

  (d) reviewed financial projections of Diatide prepared by Diatide's management and consultants;

  (e) reviewed the historical market prices and trade volume for Diatide Common Stock;

  (f) held discussions with senior management of Diatide with respect to the business and prospects for future growth of Diatide;

  (g) performed discounted cash flow analyses of Diatide using certain assumptions of future performance provided to us by the management of Diatide;

  (h) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to Diatide;

  (i) reviewed and analyzed certain publicly available financial information for transactions that we deemed comparable to the Merger;

  (j) reviewed public information concerning Diatide; and reviewed the financial terms, to the extent publicly available, of cash merger transactions that we deemed comparable; and

  (k) performed such other analyses and reviewed such other information as we deemed appropriate.

   In rendering our Fairness Opinion we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to us by the
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Company and its employees, consultants, representatives and affiliates. With respect to forecasts of future financial condition and operating results of Diatide provided to us, we assumed at the direction of Diatide's management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgement of Diatide's management. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of Diatide or such other affiliated entities. We are not expressing any opinion as to the underlying valuation, future performance or long term viability of Diatide following the Merger. We express no opinion as to the fairness of any consideration to be received in the Merger by the holder of any securities of the Company other than the holders of Common Stock. Our opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm the opinion. In rendering our Fairness Opinion, we have assumed, with your consent, that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions.

   As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

   We acted as financial advisor to Diatide in connection with the Merger and to the Board of Directors of Diatide in rendering this opinion and will receive a fee for our services. CIBC World Markets has performed investment banking and other services for Diatide in the past and has been compensated for such services. In the ordinary course of its business, CIBC World Markets and its affiliates may actively trade securities of Diatide for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   Based upon and subject to the foregoing, and such other factors as we deem relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Common Stock of the Company pursuant to the Merger Agreement is fair to such holders from a financial point of view.

   This Fairness Opinion is for the benefit of the Board of Directors of Diatide. This Fairness Opinion is not intended to and does not constitute a recommendation to any holder of Common Stock of Diatide as to whether such holder should tender or vote to approve the Merger. Neither this Fairness Opinion nor the services provided by CIBC World Markets in connection herewith may be publicly disclosed or referred to in any manner by Diatide without the prior written approval by CIBC World Markets; provided however, CIBC World Markets consents to the inclusion of this opinion in its entirety in any prospectus, proxy statement, solicitation/recommendation statement, the offer to purchase or Securities and Exchange Commission Schedules 14D-1 and 14D-9, as the case may be.

                                        Very Truly Yours,

                                        /s/ CIBC WORLD MARKETS CORP.